Exhibit 99.1

SEC Settles Case with SBM Affiliates

VIENNA, Va.--(BUSINESS WIRE)--March 7, 2011--SBM Financial Group, LLC (“SBM”) announced today that the parties in SEC v. SBM Investment Certificates, Inc., et al., Case No. 06-866-DKC (U.S. District Court for the District of Maryland), have settled the case (the “Settlement”). The settling defendants are: SBM Investment Certificates, Inc. (“SBMIC”), SBM Certificate Company (“SBMCC”)(together, SBMIC and SBMCC constitute the “SBM Companies”), Geneva Capital Partners, LLC (“Geneva”), the parent of SBM and SBMIC and indirect parent of SBMCC, and Eric M. Westbury, Sr. (“Westbury”), SBM’s CEO and President.

Without admitting or denying the allegations in the lawsuit, the SBM Companies have consented to a Final Consent Judgment and a Cease-and-Desist Order pursuant to various federal securities laws. As part of the settlement, the SBM Companies consented to various undertakings, including but not limited to engaging an independent compliance and accounting consultant (the “Consultant”). After a period of restructuring as discussed below, the Settlement allows the SBM Companies to pursue the resumption of normal business operations.

SBM anticipates that Laurence Friend, CPA, a former Chief Accountant of the U.S. Securities and Exchange Commission’s (“SEC”) Division of Investment Management, will serve as the Consultant. In this role, the Consultant will work closely with the SBM Companies to complete an inventory of all of their outstanding face-amount certificates, perform a comprehensive review of their accounting practices, procedures, and internal controls and make recommendations to their Boards of Directors (the “Boards”). Furthermore, the Consultant will make periodic reports to the Boards and SEC Staff with regard to the undertakings during a period of between 12 and 18 months (the “Restructuring Period”), which may be extended only by Court order. After such time, and upon the SBM Companies’ completion of the undertakings, the Consultant’s engagement will end and the Final Consent Judgment will be satisfied.

Also without admitting or denying the SEC’s allegations, Geneva and Westbury have consented to a Cease-and-Desist Order. The SEC has, however, dismissed all allegations against Geneva and Westbury. Among other terms of the Settlement, Westbury has resigned as President of the SBM Companies; however, he will remain Chairman and CEO of the SBM Companies throughout the Restructuring Period after which he will resign those positions. Westbury will remain CEO and President of SBM, the indirect parent of SBMCC.

“The Boards and I believe that the Settlement gives the SBM Companies the best chance to recover and restructure over the next 18 months,” said Westbury. “We look forward to working with the SEC, our auditors, and independent consultant with the objective of resuming normal operations as soon as possible. Most of all we appreciate the patience and support of SBM’s certificateholders and broker network.”

SBM is a financial services holding company whose affiliates provide financial products and services to the retail and institutional marketplace. SBM is headquartered in Vienna, VA and the firm’s website is http://www.sbmfinancial.com/.

SBM cautions readers that the statements contained in this press release with respect to its future business plans, operations, opportunities or prospects, including any factors that may affect future earnings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.

CONTACT:
SBM Financial Group – Corporate Office
Phillip Brady Hayden, Vice President
(703) 584-2045 Ext. 5
info@sbmfinancial.com
or
Investor Contact
Ronald Geiger, Senior Relationship Manager
Certificateholder Services & Advisor Support
(888) 665-2814 Ext. 1